Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):
We consent to the use of our report dated June 11, 2009, with respect to the consolidated balance sheet of Western Gas Holdings, LLC and subsidiaries as of December 31, 2008, incorporated herein by reference.
/s/ KPMG LLP
Houston, Texas
June 11, 2009